Exhibit 10.12

OPTION TERMINATION AND STAY BONUS AGREEMENT

This OPTION TERMINATION AND STAY BONUS AGREEMENT (the “Agreement”) is made as of February     , 2006, by and among Open Link Financial, Inc., a Delaware corporation (the “Company”), and the individual set forth on Exhibit A hereto (“Optionholder”).

RECITALS

WHEREAS, as of the date hereof, Optionholder holds (a) the vested option or options (together, the “Vested Options”) to purchase up to the number shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), set forth on Exhibit A-1 hereto under the heading “Vested Option Shares” (the “Vested Option Shares”), and the (b) unvested option or options (together, the “Unvested Options” and, together with the Vested Options, the “Options”) to purchase up to the number of shares of Common Stock set forth on Exhibit A-2  hereto under the heading “Unvested Option Shares” (the “Unvested Option Shares”) at the exercise price(s) per share as set forth on Exhibit A-1  and Exhibit A-2 hereto, as applicable, under the heading “Per Share Exercise Price” (the “Per Share Exercise Price”);

WHEREAS, the Options were issued to Optionholder pursuant to the terms of one or more agreements between Optionholder and the Company (together, the “Option Agreements”) and the terms of the Company’s Amended and Restated 1995 Stock Option Plan, as amended and in effect, (the “Plan”);

WHEREAS, the Company and Optionholder wish to cancel the Options and terminate the Option Agreements on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company has delivered to Optionholder that certain Disclosure Memorandum dated February       , 2006 (as the same may be amended, the “Disclosure Memorandum”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

1.               Option Termination. Effective as of February        , 2006 (the “Effective Time”), upon the receipt by Optionholder of the Net Vested Option Consideration (as defined below) and without further action on the part of anyone, (a) the Options and all Option Agreements shall be cancelled and shall terminate in all respects; (b) all of Optionholder’s rights and claims in respect of such Options and such Option Agreements, as well as all of Optionholder’s rights and claims under the Plan, shall terminate in all respects; and (c) at such time, Optionholder’s sole right in respect of the Options and the Option Agreements shall be to receive the Net Vested Option Consideration and the Stay Bonus Amount (as defined below).

2.               Net Vested Option Consideration. At the Effective Time, the Company hereby agrees to pay to Optionholder an amount equal to the total amount set forth on Exhibit A-1  hereto under the heading “Net Vested Option Consideration” (the “Net Vested Option Consideration”); which amount represents $5.53 in cash for each Vested Option Share less the Per Share Exercise Price of each such Vested Option Share. The Net Option Consideration shall be treated as taxable wages and shall therefore be reduced by applicable wage-based holding taxes.

3.               Stay Bonus. Subject to Section 4, and for as long as Optionholder maintains a Service Relationship, the Company agrees to pay to Optionholder, on each date set forth on Exhibit A-2 hereto under the heading “Stay Bonus Date” (each, a “Stay Bonus Date”), a bonus in an amount equal to the amount set forth on Exhibit A-2 hereto opposite the applicable Stay Bonus Date under the heading “Stay Bonus Amount” (each, a “Stay Bonus Amount”); which represents $5.53 in cash for each Unvested Option Share set forth opposite such Stay Bonus Date on Exhibit A-2 hereto less the Per Share Exercise Price of each such Unvested Option Share.

4.               Termination of Optionholder’s Employment. If Optionholder’s Service Relationship terminates for any reason, other than termination by the Company without Cause, no further Stay Bonus Amounts shall be paid. If the Company terminates Optionholder’s Service Relationship without Cause, all remaining unpaid Stay Bonus Amounts shall be paid to Optionholder within ten (10) days of the date of such termination.

5.               Ownership of Option and Shares of Common Stock. Optionholder represents and warrants to the Company that immediately prior to the Effective Time, (a) Optionholder is the owner of the Options and owns of record and beneficially the shares of Common Stock set forth on Exhibit A-3 (the “Common Shares”) under the heading “Common Shares” free and clear of any and all liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreements, voting trusts, encumbrances, rights or restrictions of any nature (“Claims”), including Claims of spouses, former spouses or other family members, or other stockholders (or former stockholders) of the Company, except as may be set forth in the Option Agreements or the Plan and (b) other than the Options and the Common Shares, Optionholder does not beneficially own, and does not have any right to otherwise acquire, any securities of the Company.

6.               Release. Effective as of the Effective Time and subject to Optionholder’s receipt of the Net Vested Option Consideration as set forth herein, Optionholder hereby releases and forever discharges the Company and the Company’s individual, joint or mutual, past, present and future representatives, affiliates, principals, officers, employees, insurers, subrogors, subrogees, licensees, predecessors, members, directors, managers, stockholders, limited partners, controlling persons, subsidiaries, successors and assigns (individually a “Releasee” and collectively, the “Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, foreseeable and unforeseeable, liquidated and unliquidated, insured and uninsured, both at law and in equity, which Optionholder now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Effective Time or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Effective Time related to their employment with the Company or their ownership of the Common Shares, the Options or any other security of the Company (collectively, the “Causes of Action”); provided, however, that nothing contained herein shall (a) operate to release any obligation of the Company arising under this Agreement including, without limitation, payment of the Stay Bonus Amounts on the terms herein or (b) operate to release any obligation of the Company for any unpaid salary accrued with the thirty-

day period prior to this agreement or for any accrued benefits, vacation time or right to reimbursement of expenses.

7.                                       Disclosure Memorandum. Optionholder represents and warrants that he, she or it has received and read the Disclosure Memorandum and has had opportunities to discuss with the Company the disclosure set forth therein and the transaction contemplated hereby, and is entering into this Agreement with due regard to the matters described in the Disclosure Memorandum.

8.                                       Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings.

“Board” means the board of directors of the Company or any successor entity.

“Cause” means dismissal as a result of (i) the commission of any act by Optionholder constituting financial dishonesty against the Company or its subsidiaries (which act would be chargeable as a crime under applicable law); (ii) Optionholder’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would: (A) materially adversely affect the business or the reputation of the Company or any of its subsidiaries with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (B) expose the Company or any of its subsidiaries to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated willful failure by Optionholder to follow the directives of the chief executive officer of the Company or any of its Subsidiaries, the Board, or the board of directors of any of the Company’s subsidiaries or (iv) any material misconduct, material violation of the Company’s written policies, or willful and deliberate non-performance of duty by Optionholder in connection with the business affairs of the Company or its subsidiaries.

“Service Relationship” shall mean any relationship as an employee, part-time employee, or other key person (including consultants) of the Company or any subsidiary or any successor entity such that, for example, a Service Relationship shall be deemed to continue without interruption in the event Optionholder’s status changes from full-time employee to part-time employee or consultant.

9.                                       Further Actions. From and after the date of this Agreement, each of the parties shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

10.                                 Attorney’s Fees. In the event of any dispute between any of the parties to this Agreement, the substantially prevailing party shall be entitled to recover reasonable attorney’s fees from the other party.

11.                                 Governing Law. This Agreement is to be deemed to be a contract made under, and is to be construed in accordance with, the laws of the State of Delaware.

12.             Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when the counterparts have been signed by each of the parties to this Agreement and delivered to the other parties.

13.             Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.             Entire Agreement. This Agreement, including the exhibits referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter.

15.             Severability. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

16.             Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by Company and Optionholder.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OPEN LINK FINANCIAL, INC.

By:
Name:
Title:

OPTIONHOLDER:

[Name]

Address:

Optionholder:

Exhibit A-1

VESTED OPTIONS

Aggregate
Vested Option	Per Share	Aggregate	Vested Option	Net Vested Option
Shares	Exercise Price	Exercise Price	Consideration	Consideration

Total:

Exhibit A-2

UNVESTED OPTIONS

Aggregate
Unvested Option	Per Share	Aggregate	Unvested Option
Shares	Exercise Price	Exercise Price	Consideration	Stay Bonus Amount	Stay Bonus Date

Exhibit A-3

Common Shares Owned: